UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 12, 2014

KINGOLD JEWELRY, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-15819	13-3883101
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
15 Huangpu Science and Technology Park Jiang’an District Wuhan, Hubei Province, PRC		430023
(Address of principal executive offices)		(Zip Code)

Registrant's telephone number, including area code: (011) 86 27 65694977

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02	Termination of a Material Definitive Agreement.

On December 12, 2014, Kingold Jewelry, Inc., or Kingold, and MLV & Co. LLC, or MLV, mutually agreed to terminate with immediate effect the At Market Issuance Sales Agreement, or the Sales Agreement, entered into by and between Kingold and MLV on November 19, 2014. Under the Sales Agreement, Kingold had the right to issue and sell shares of its common stock having an aggregate offering price of up to $10 million from time to time, at its option, through MLV as sales agent. Sales of common stock through MLV, if any, would have been made by any method that was deemed an “at the market offering” as defined in Rule 415 promulgated under the Securities Act of 1933, as amended, including by means of ordinary brokers’ transactions at market prices, in block transactions or as otherwise agreed by Kingold and MLV. Subject to the terms and conditions of the Sales Agreement, MLV would have used commercially reasonable efforts to sell the common stock based upon Kingold’s instructions (including any price, time or size limits or other customary parameters or conditions Kingold may impose). Kingold was not obligated to make any sales of its common stock under the Sales Agreement. Any shares sold would have been sold pursuant to Kingold’s effective shelf registration statement on Form S-3. Kingold had agreed to pay MLV a commission of equal to 5.0% of the gross proceeds of sales of its common stock, and agreed to reimburse MLV for legal expenses incurred by it up to $25,000 in the aggregate. The agreement to pay legal expenses survives termination of the Sales Agreement. Kingold did not incur any early termination penalties in connection with the termination of the Sales Agreement.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description
99.1	Press release of Kingold Jewelry, Inc., dated December 15, 2014

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KINGOLD JEWELRY, INC.

By:	/s/ Bin Liu
	Name:	Bin Liu
	Title:	Chief Financial Officer

Date: December 15, 2014